UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4, 2009

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 4, 2009, the jury unanimously rendered a verdict in favor of Ventas, Inc. (the “Company”) in its lawsuit against HCP, Inc. (“HCP”), brought in the United States District Court for the Western District of Kentucky (the “Court”), for tortious interference with business expectation arising out of the Company’s acquisition of Sunrise Senior Living REIT (“Sunrise REIT”) in April 2007. The jury awarded the Company USD $101,672,807 in compensatory damages, which represents 100% of the damages the jury was instructed to consider. This amount represents the difference between the amount the Company would have paid had its Cdn $15 per unit agreement been approved by the Sunrise REIT unitholders and the amount the Company was required to pay to acquire Sunrise REIT, Cdn $16.50 per unit.

The jury unanimously found that HCP employed “significantly wrongful means,” which includes conduct such as fraudulent misrepresentation, deceit and coercion, to interfere with the Company’s acquisition of Sunrise REIT at $15 per unit.

The jury also found that HCP “intended” to improperly interfere with the Company’s acquisition of Sunrise REIT, meaning either that HCP’s purpose was to improperly interfere with the acquisition or that HCP knew the improper interference was certain or substantially certain to result.

Two Canadian courts previously found that HCP’s post-auction “bids” to acquire Sunrise REIT in 2007 were in breach of its confidentiality and standstill agreement, and were not “bona fide” under the relevant contractual terms.

The Company is entitled to appeal the Court’s decision to exclude from the jury’s consideration certain compensatory damages and punitive damages.

The Company should be entitled to receive post-judgment interest if the decision becomes a final non-appealable judgment.

Both the Company and HCP paid their own respective attorneys’ fees and costs in connection with the litigation.

Copies of the jury verdict, jury instructions and certain other matters related to the case can be found on the Company’s website at www.ventasreit.com. Information on the Company’s website is not incorporated by reference herein and its web address is included in this Current Report on Form 8-K as an inactive textual reference only.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.
Date: September 8, 2009
	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary